RESEARCH AND LICENSE AGREEMENT
(HVC)

This agreement (the "Agreement") is made and entered into as of the 30 day of May, 2005 (the "Effective Date") by and between Rosetta Genomics Ltd., a private company registered under the laws of the State of Israel, of 10 Plaut Street, Science Park, Rehovot, Israel ("Rosetta") and Hadasit Medical Research Services and Development Ltd., a private company registered under the laws of the state of Israel, of Hadassah Medical Hospital, POB 12000, Jerusalem, Israel ("Hadasit").

WHEREAS, Rosetta is engaged in research and development in the field of bioinformatics and molecular biology detection, prediction and discovery of MicroRNA sequences and their respective functions and utilities, and therapeutic and diagnostic uses based thereon, in the course of which Rosetta has discovered and filed patents for a large number of MircoRNAs and their respective functions and utilities; and

WHEREAS, Hadasit is a subsidiary of Hadassah Medical Organization ("HMO") and is charged with the commercial exploitation of the intellectual property and other potentially valuable assets of HMO; and

WHEREAS, Prof. Eithan Galum (the "Principal Investigator") from the Goldyne Savad Institute of Gene Therapy at the Hadassah Hebrew University Hospital ("HUH") has expertise in the field of viral infection of HVC research; and

WHEREAS, Rosetta and Hadasit have previously negotiated a Principles of a Joint Research Agreement (the "Joint Research Memorandum"), which defines the main principles pursuant to which Rosetta and the Principal Investigator will collaborate in the performance of certain Research (as defined below) relating to the suppression of viral activity of HCV by using MicroRNAs; and

Suppress viral infection of HCV by using HCV and human MicroRNAs over expression or silencing. Show results on animal model.

WHEREAS, the parties wish to set forth herein the definitive terms of the collaboration of the parties with respect to the performance of the Research and the future utilization of its results, which terms will supersede and replace the Joint Research Memorandum;

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.  Interpretation

1.1 In this Agreement, each of the following terms shall have the meaning set forth opposite it, unless the context otherwise requires:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.1.1 "Affiliate" shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, "control" of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.

1.1.2 "Combination Product" shall mean a product, substance or device which is not an internal development of Rosetta derived from the Results under this Agreement, and which incorporates a product based on the Results or Joint Patents and at least one other essential additional ingredient, substance, compound or element which either (i) when administered to a patient, has a therapeutic or prophylactic clinical effect, either directly or by acting synergistically with other compounds or substances contained in such product, (ii) is required for delivery of another compound or substance contained in such product or (iii) otherwise enhances the effect another compound or substance contained in such product.

1.1.3 "Field" shall mean the field of MicroRNA based therapeutic related to HCV.

1.1.4 "Hadasit IP" shall mean any and all Intellectual Property that Hadasit has developed or will develop, or which Hadasit owns or will otherwise own, excluding the Results.

1.1.5 "Intellectual Property" shall mean all intellectual property, whether or not protected by patents or patent applications, including, but not limited to, trade secrets, procedures, protocols, inventions, moral rights, drawings, trade marks, databases, know how, inventions, improvements, discoveries, conceptions, ideas, techniques, designs, products, developments, specifications, methods, drawings, diagrams, models, software programs, data, data analysis, data interpretation, written reports, and all rights therein including copyright, patent rights, database rights, rights in designs and all registrations and applications therefore, and all continuations, continuations in part, divisional applications, and renewals of any of the foregoing, in any part of the world.

1.1.6 "Joint Patents" shall mean any joint patent or patent application relating to the Results.

1.1.7 "License" shall mean the license granted under Section 7 below.

1.1.8 "Licensed IP" shall mean the Results, the Joint Patents and any other Intellectual Property underlying the results.

1.1.9 "Net Revenues" shall mean the gross amount received by or on behalf of Rosetta or its Affiliates in connection with the commercialization of the Results or Joint Patents, less the following: (a) credits, refunds, rebates or trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason or rejection or return; (c) any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery or use of the product; and (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; provided however, that:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(i) In any transactions between Rosetta and an Affiliate, Net Revenues shall be only the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after appropriate deductions as set forth above;

(ii) In the event that Rosetta or its Affiliate receives non-monetary consideration for any transaction, Net Revenues shall be calculated based on the fair market value of such consideration, except that with respect to Net Revenues received in the form of equity, Rosetta shall have the right in its sole discretion or either pay Royalties in kind or based on the fair market value of such equity; and

(iii) In the event a product is sold by Rosetta, an Affiliate of Rosetta or a sublicense of Rosetta in the form of a Combination Product, Net Revenues from such Combination Product, for purposes of determining Royalties, shall be determined by multiplying the actual Net Revenues of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: A is the average sale price of the product based on the Results or Joint Patents that is contained in the Combination Product when sold separately; and B is the average price of the other ingredient, substance, compound or element included in the Combination Product when sold separately, in each case during the applicable royalty reporting period or if sales of both the products based on the Results or Joint Patents and/or other ingredient, substance, compound or elements did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the even that such average sale price cannot be determined for both the product based on the Results or Joint Patents and all other ingredients, substances, compounds or elements included in the Combination Product, Net Revenues for the purpose of determining Royalties shall be calculated by multiplying the Net Revenues of the Combination Products by the fraction of C/C+D where C is the fair market value of all other ingredients, substances, compounds or elements included in the Combination Product. In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the product based on the Results or Joint Patent and all other additional ingredients included in the Combination Product.

For the sake of clarity, Net Revenues shall not include amounts received by Rosetta as grants or other funding.

1.1.10 "Research" shall mean the joint research project of Rosetta and the Principal Investigator intended to suppress viral activity of HCV by using HCV and human MircoRNAs over expression or silencing, all as specified in the Research Program.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.1.11 "Research Program" shall mean the detailed program for the performance of the Research attached as Annex A hereto.

1.1.12 "Researched MircoRNAs" shall mean a defined subset of MicroRNAs identified by Rosetta.

1.1.13 "Research Period" shall mean a period of 12 months commencing on the Effective Date.

1.1.14 "Results" shall mean MicroRNAs identified by the parties within the framework and as a result of the Research, together with any other results of the Research in the Field.

1.1.15 "Rosetta MicroRNAs" shall mean any novel human and non-human (including virus and bacteria) MicroRNAs and tiny RNAs predicted or which may be predicted by Rosetta.

1.1.16 "Rosetta IP" shall mean any and all Intellectual Property that Rosetta has developed or will develop, or which Rosetta owns or will own, including but not limited to the Rosetta MicroRNAs, but excluding the Results.

1.2 The headings in this Agreement are inserted for convenience of reference only and shall not affect its interpretation.

1.3 The preamble and annexes to this Agreement form an integral part of this Agreement.

2. Joint Research

The parties will cooperate in performance of the Research pursuant to the following terms and conditions:

2.1 Hadasit shall be responsible to procure the performance of the Research in accordance with the Research Program, insofar as it relates to tasks listed in the Research Program under the responsibility of the Principal Investigator (the "PI Tasks"), as follows:

2.1.1 The PI Tasks will be performed in accordance with the Research Program at and with the facilities and materials of HUH.

2.1.1 The PI Tasks will be performed by the Principal Investigator, who may be assisted by skilled staff of HUH under the direct supervision of the Principal Investigator.

2.1.3 The PI Tasks will be performed during the Research Period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.1.4 Subject to Section 8.7 below, Hadasit will bear the expenses incurred by it, HUH and the Principal Investigator in the performance of the PI Tasks and any other obligations of Hadasit related to the Research or set forth herein.

2.2 Rosetta shall be responsible to procure the performance of the Research in accordance with the Research Program, insofar as it relates to tasks listed in the Research Program under the responsibility of Rosetta (the "Rosetta Tasks"), as follows:

2.2.1 The Rosetta Tasks will be performed by Rosetta in accordance with the Research Program at and with the facilities and materials of Rosetta.

2.2.2 The Rosetta Tasks will be performed by skilled personal of Rosetta.

2.2.3 The Rosetta Tasks will be performed during the Research Period.

2.2.4 Rosetta will bear the expenses incurred by it in the performance of the Rosetta Tasks and any other obligations of Rosetta related to the Research or set forth herein.

2.3 Each of the parties hereby undertakes to take all reasonable measures in order to ensure that it shall not utilize, in the course of performing its respective tasks under the Research Program, any intellectual property, technology or know-how infringing any third party intellectual property rights.

2.4 During the performance of the Research, the research teams of Rosetta and the Principal Investigator will periodically meet or otherwise be in contact in order to update each other on the progress of the Research, provide information and material regarding interim Results, and in order to coordinate further Research activities. Each party shall prepare and maintain detailed records of , and regularly and reasonably promptly disclose in writing to the other Parties in reasonable detail, any and all inventions created, invented, developed, conceived or reduced to practice by or for such Party (including by its employees, affiliates, agents and consultants) in connection with the Research Program.

2.5 The parties shall exchange final written reports regarding the Results they respectively achieved in the course of performance of the Research, by not later than thirty (30) days following the end of the Research Period. Hadasit will further provide Rosetta with any and all required documentation, information and material related to the Results achieved by the Principal Investigator, in such manner as will enable Rosetta to utilize an commercialize the Results pursuant to the terms of the License set forth herein.

2.6 The parties, including the Principal Investigator and his research team, will further cooperate, to the extent requested by Rosetta, in order formalize joint documentation describing the Results, and in order to provide any other document or information which may be required in order to file Joint Patents.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.7 Either party may conduct additional research projects, independently or with other third parties in parallel to or following the Research and nothing in this Agreement shall prevent the parties from engaging in any additional research, provided that it fulfills its obligations hereunder.

2.8 Hadasit represents and warrants that it is legally authorized and entitled to assume all responsibilities under this Agreement, including pertaining to any undertaking related to or obligating the Principal Investigator, the HUH and the HMO, as the case may be.

2.9 If Dr. Eithan Galum ceases to serve as a Principal Investigator for any reason, Hadasit shall promptly notify Rosetta and use its best efforts to replace him by a substitute of similar experience and expertise within 30 days of such notice, and Rosetta may terminate this Agreement if it does not approve such substitute within 60 days from the date of such notice or I no such substitute is not fund within such time.

3.  Intellectual Property

3.1 The Rosetta IP belongs solely to Rosetta which is and shall remain its sole owner. Nothing in this Agreement shall constitute or be considered as constituting a transfer or license of the Rosetta IP or any part thereof (including but not limited to the Rosetta MicroRNAs) by Rosetta to Hadasit, except to the limited extent necessary to allow Hadasit to perform its obligations under this Agreement.

3.2 The Hadasit IP belongs solely to Hadasit which is and shall remain its sole owner. Nothing in this Agreement shall constitute or be considered as constituting a transfer or license of the Hadasit IP or any part thereof by Hadasit to Rosetta.

3.3 All right, title and interest in and to the Results, whether or not they shall be protected by Joint Patents or other intellectual property rights, vest and shall vest in equal undivided shares with Hadasit and Rosetta.

4.  Joint Patents

At the initiative of either Party the Parties will consult with each other whether to file any patent applications for Joint Patents relating to the Results or any part thereof. The following provisions will apply to any such patent applications for Joint Patents:

4.1 Any Joint Patent will be listed in Annex B to this Agreement, which will be amended from time to time by written consent of Rosetta and Hadasit.

4.2 The Joint Patents will be registered as jointly owned by Hadasit and Rosetta, in equal undivided shares. The Principal Investigator and inventor(s) designated by Rosetta will be registered as the investors of each Joint Patent. If the law of any jurisdiction in which an application for a Joint Patent is filed requires the application to be filed in the name of the inventors, the Parties will use their best efforts to procure that the Principal Investigator and any other inventors of the patent will cooperate in so filing the application for the patent and will thereafter assign the application to the Parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4.3 Rosetta shall bear and pay all expenses relating to the prosecution and maintenance of the Joint Patents and shall control the prosecution, maintenance and litigation of the Joint Patents.

4.4 The prosecution and maintenance actions include but are not limited to preparing, filing, prosecuting and maintaining patent and patent applications for the Joint Patent, managing any proceedings relating to any interferences or reexaminations, or requesting reissues or patent term extensions with respect to the Joint patent and resolving to file the Joint Patent in additional jurisdictions other than the initial jurisdiction in which it shall be filed, for the purpose of obtaining wider protection for the Joint Patent.

4.5 In the event that Rosetta elects not to bear the expenses relating to the filing of a Joint Patent in a specific file or jurisdiction in which it has been already filed as a patent application, the following terms will apply:

4.5.1 Rosetta shall give Hadasit prior written notice within a reasonable time prior to the date in which such expense is due, including all relevant details regarding the expense, and specifically indicate its intention not to pay the expense (the "Unpaid Expense").

4.5.2 In such event, Hadasit shall have the right (but not the obligation) to pay the Unpaid Expenses, instead of Rosetta, provided that it has given Rosetta reasonable prior written notice to Rosetta of its intent to do so.

4.5.3 In the event that Hadasit pays the Unpaid Expenses instead of Rosetta within sixty (60) days of the date of receipt of notice from Rosetta: (i) Hadasit shall take the control of the prosecution of the Joint Patent in the specific registry of the specific file or jurisdiction for which the Unpaid Expenses were paid; (ii) Rosetta shall assign all of its rights, title and interest in the Joint Patent registered in such specific file or jurisdiction to Hadasit, within 30 days of a written request by Hadasit, following payment of the Unpaid Expenses by Hadasit. Nothing contained in sections 4.5.2 and 4.5.3 shall affect, in any way, any rights of Rosetta under this Agreement, including rights pertaining to the License under Section 7 below.

4.5.4 In the event that Hadasit has not paid the Unpaid Expenses instead of Rosetta, Rosetta may, at any time, in its sole discretion, pay such Unpaid Expenses. In such event, Rosetta shall notify Hadasit of its intent to do so, and sections 4.3 and 4.4 shall apply accordingly.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

4.6 Hasdasit, HUH and their relevant personal, including but not limited to the Principal Investigator, shall reasonably cooperate and assist Rosetta and its patent attorney, as shall be required in order to facilitate the prosecution and maintenance of any Joint Patent. Such assistance will include, but shall not be limited to signature on any formal document or form which shall require Hadasit's, HUH's or the Principal Investigator's signature for the purpose of filing or maintaining any Joint Patent.

4.7 If so requested, Rosetta shall consult with Hadasit and its designated patent experts with respect to the prosecution and maintenance of Joint Patents. If the event described in Section 4.5.3 above occurs and Hadasit assumes control of the prosecution of a specific Joint Patent in a specific file or jurisdiction, if so requested Hadasit will consult with the patent experts of Rosetta with respect to the prosecution and maintenance of such specific Joint Patent in such specific file or jurisdiction.

5.  Protective Actions

5.1 Each party shall promptly notify the other party in writing of any infringement of purported or threatened infringement of a Joint Patent that may adversely impact the rights of the parties hereunder, of which it becomes aware ("Infringement").

5.2 In any event of any Infringement, Rosetta shall be entitled, at its sole discretion, to institute an infringement suit or take any other appropriate legal action against any person or entity directly or contributorily infringing any Joint Patent ("Protective Action"). Prior to taking any Protective Action Rosetta will notify Hadasit of the Protective Action it intends to take and consider Hadasit's advice regarding such contemplated Protective Action. Such actions will be taken by legal counsel (the "Legal Counsel") chosen by Rosetta for such purpose at its sole expense. In the event Hadasit is included as a party to such Protective Action, the Legal Counsel will be instructed to provide Hadasit with copies of any official letter, suit or other document it intends to send or file on the parties' behalf, within a reasonable time prior to sending or filing the same, and to consider any advice of Hadasit with respect to any such Protective Action.

5.3 In the event that Rosetta does not institute Protective Action in response to an Infringement within 90 days of the date on which it becomes aware of such Infringement, Hadasit shall have the right, but not the obligation, following 30 days' prior written notice to Rosetta, to institute such suit Protective Action in its own name.

5.4 Regardless of which party brings the action, the other party hereby agrees to cooperate reasonably in any such effort, including if required in order to facilitate a Protective Action, the furnishing of a power of attorney (and in such event, neither party shall refuse to be included as a party to such legal action).

5.5 Any recovery obtained by settlement or otherwise as a result of a Protective Action shall be disbursed as follows: (i) each party shall first recover [***]% of the amount of any reasonable expenses incurred by it in connection with such action (including counsel fees); and (ii) the remaining recovery shall be treated as Net Revenues and allocated between the parties accordingly.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

5.6 Without prejudice to the above, the parties will reasonably cooperate with respect to any future legal claims related to a Joint Patent and neither party shall enter into any settlement pertaining to such legal claims that affects the other parties' rights or interests without such other parties' written consent, which consent shall not be unreasonably withheld.

6.  Publication

The Principal Investigator may publish the Results subject to the following terms and conditions:

6.1 A manuscript of any paper relating to the Results which the Principal Investigator intends to publish (the "Proposed Publication") will be submitted by Hadasit to Rosetta for review sufficiently in advance so that Rosetta will be provided with sufficient time, which shall not be more than 60 days, to take any action required in order to protect any Intellectual Property forming part of such Proposed Publication (the "Publication IP"). If requested, the Principal Investigator will delete any information from the Proposed Publication that constitutes a trade secret or the disclosure of which would otherwise be detrimental to Rosetta.

6.2 The parties will discuss in good faith the Proposed Publication and if desired will seek to protect the Publication IP of the Proposed Publication by filing a Joint patent (pursuant to the provisions of Section 4 above). The resolution whether to file a Joint patent regarding the Publication IP of a specific Proposed Publication shall be made within 60 days from the date the manuscript of such Proposed Publication is provided to Rosetta (the "Resolution Period"). Such Proposed Publication will not be published prior to such resolution or the lapse of Resolution Period (whichever the earlier).

6.3 In the event the Parties will resolve to file a Joint Patent or otherwise protect a Publication IP, within the Resolution Period, the Principal Investigator will not publish the Proposed Publication prior to the filing of such Joint Patents. Notwithstanding the above, in o event will a proposed publication be postponed beyond 30 days after the expiration of the Resolution Period.

7.  License

7.1 Hadasit hereby grants Rosetta an exclusive, perpetual, worldwide, royalty bearing, license to exploit, use, conduct further research, develop and commercialize the Licensed IP or any part thereof in any manner (the "License"). Rosetta shall be entitled to grant sublicenses with respect to the Licensed IP and/or to otherwise develop or sell, independently or in collaboration with other entities, products, services or any other inventions based on the Licensed IP.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

7.2 Subject to the provisions of Section 7.5 below, Hadasit shall not be entitled to grant any rights or licenses with respect to the Licensed IP to any third party or to use the Licensed IP itself other than for academic research purposes (provided that the results of such additional academic research shall also be considered Results for purposes of this Agreement).

7.3 Hadasit will promptly provide Rosetta with such reasonable information and documentation and shall further execute and deliver, or cause its representatives or employees to execute and deliver, all such further documents or instruments, as shall be reasonable required by Rosetta in order to secure its rights pursuant to the License granted hereunder.

7.4 The exclusivity of the License with respect to specific Results or Joint Patents may be revoked by Hadasit in the event that Rosetta fails to commercialize the Results or Joint Patent within a period of ten (10) years of latter of the date on which: (i) full and final Results were presented to Rosetta, or (ii) the Joint patents are filed. Upon revocation of the License by Hadasit, either party shall be entitled to license or dispose of its interest in the Joint Patents in any manner it sees fit without obligation to the other party.

7.5 Without derogating from the above, in the event that at the end of seven (7) years following the Relevant Date, Rosetta or its affiliates shall not present reasonable evidence that it is in the process of negotiating a commercial transaction relating to the Results or the Joint Patents ("Commercialization Activity"), Rosetta shall be obliged to pay Hadasit non-refundable advance payments (the "Advance Payments", which shall be creditable against Rosetta's royalty obligations under this Agreement), on account of future Royalties (as defined below), as a condition for maintaining the exclusivity of the License during the period starting seven (7) years after the Relevant Date and until Rosetta or its affiliated demonstrates Commercialization Activity (the "Relevant Period"), as follows: (i) for the first twelve months of the Relevant Period (to the extent applicable) - US$ [***]; (ii) for the second twelve months of the Relevant Period (to the extent applicable) - US$ [***]; and (iii) for the third twelve months of the Relevant Period (to the extent applicable) - US$ [***]. The Advance Payments will be payable in quarterly installments, during each 12-month extension period. To the extent that Commercialization Activity is demonstrated during any of the 12 month extension period, no further installments shall be payable.

8.  Consideration

8.1 In consideration for the License and any other services and obligations to be performed by or on behalf of Hadasit, HUH or the Principal Investigator with respect to the Research, Rosetta shall pay Hadasit royalties (the "Royalties") out of any Net Revenues which Rosetta or its Affiliates will actually obtain from commercialization of the Results or the Joint Patents, as follows:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8.1.1 In the event that Hadasit and the Principal Investigator complete the Research in accordance with the Agreement and the Research does not yield any Joint Patents but does yield Results that are identifiable and of value, Hadasit shall be entitled to Royalties equal to [***]% of the Net Revenues (the "Basic Royalties").

8.1.2 In the event that Hadasit and the Principal Investigator complete the Research in accordance with this Agreement and the Research yields Joint Patents, Hadasit shall be entitled to:

8.1.2.1 Royalties equal to [***]% of Net Revenues actually obtained by Rosetta from Commercialization of any specific Results identifiable and of value which were not registered as a Joint Patent; or

8.1.2.2 Royalties equal to [***]% of Net Revenues actually obtained by Rosetta from commercialization of any specific Joint Patent (i.e. the maximal Royalties from Net Revenues shall be [***]%);

8.1.3 In any other event, including an event of no Results suitable for commercialization or an event of a breach of this Agreement by Hadasit, Hadasit shall not be entitled to any consideration from Rosetta, including Royalties.

8.2 Notwithstanding anything to the contrary set forth herein, in the event that Rosetta or an Affiliate of Rosetta must, in its reasonable judgment, make payments to one or more third parties to obtain a third party license from such third party(ies) in order to use the Results or Joint Patents or any portion thereof or due to any infringement of the Licensed IP of such third party rights, Rosetta may offset such third-party payments against payments due to Hadasit pursuant to this Section 8, provided that the amount payable by Rosetta to Hadasit shall in no event be reduced pursuant to this clause to an amount which is less than [***] percent ([***]%) of the amount that would otherwise have been due to Hadasit without the operation of this clause.

8.3 Notwithstanding anything to the contrary set forth herein, payments due to Hadasit pursuant to Section 8.1.2.2 shall continue to be due, on a country by country and product by product basis, only during the term of a valid claim under a Joint Patent covering such product in such country and until the expiration, termination, withdrawal, cancellation or disclaiming of the last valid claim under a Joint Patent covering such product in such country, after which Royalties shall continue to be payable under Section 8.1.1 or 8.1.2.1 until the termination of this Agreement.

8.4 Within thirty (30) days following the end of each calendar quarter during the Term (as defined below), Rosetta shall: (i) provide Hadasit with a written report which will specify the calculation of the Revenues accumulated by Rosetta with respect to the Results or Joint Patents in such then-completed calendar quarter and the Royalties payable to Hadasit under the terms of Section 8.1 above (the "Quarterly Royalties Amount"); and (ii) pay Hadasit the Quarterly Royalties Amount by way of bank wire transfer to such account as Hadasit shall advise Rosetta in writing.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8.5 In the event that VAT will be duly required with respect to any Royalties which may be paid hereunder, the VAT will be added by Rosetta to the Quarterly Royalties Amount against receipt of a proper tax invoice from Hadasit.

8.6 Rosetta shall maintain complete and accurate records of Net Revenues and any amounts payable to Hadasit in relation to same. Rosetta shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter. During such three (3) year period, Hadasit shall have the right, at Hadasit's expense, to cause an independent, nationally-recognized, certified public accountant reasonably acceptable to Rosetta, who is bound by a suitable confidentiality arrangement with Rosetta, to inspect Rosetta's and the relevant Affiliates' records relating to Net Revenues during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such public accountant will only repot to Hadasit whether or not Rosetta is in compliance with its obligations under this Agreement and shall not disclose or report to Hadasit any other information or data to which it has access as part of this examination. The parties shall reconcile any underpayment o overpayment within thirty (30) days after the accountant delivers the results of the audit. Hadasit may exercise its rights under this Section 8.6 only once every year and only with thirty (30) days prior notice to Rosetta. Notwithstanding the aforesaid, in the event that any inspection as aforesaid reveals any underpayment by Rosetta to Hadasit in respect of any year in an amount exceeding [***]% ([***] percent) of the amount actually paid by Rosetta to Hadasit in respect of such year, then Rosetta shall (in addition to paying Hadasit the shortfall), bear the costs of such inspection.

8.7 For the purpose of sharing a portion of the costs Hadasit shall incur in the performance of its obligations under this Agreement with respect of Research, Rosetta shall pay Hadasit as follows (the "Research Payment(s)"):

8.7.1 An initial Research Payment in the amount of US $[***] shall be paid by Rosetta to Hadasit within five business days of the execution of this Agreement.

8.7.2 An additional US $[***] will be paid by Roetta to Hadasit one month after the payment referred to in Section 8.7.1.

8.7.3 Hadasit shall use its best efforts to obtain external funding for the Research in form of or as part of a research grant in accordance with relevant industry standards (the "Grant"). For this purpose, Hadasit shall apply to certain reputable research institutions as shall be agreed between the parties. The terms of the Grant shall not derogate from any of Rosetta's rights under this Agreement, unless otherwise agreed between the parties in advance and in writing. When the Grant is received by Hadasit, Hadasit shall repay to Rosetta the amounts paid under Section 8.7.1 and 8.7.2 above (the "Repaid Amounts"), without interest, provided that the terms of such Grant shall not prevent such repayment to Rosetta. In the event that the Grant shall be in an amount less than US$ [***], than Hadasit shall deduct an amount of US$ [***] from the Repaid Amounts paid to Rosetta.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

8.7.4 In the event that Hadasit does not succeed in obtaining the Grant within a period of 12 months following the Effective Date, then, subject to the continued performance by Hadasit of the Research and the fulfillment of all Hadasit's obligations under this Agreement, Rosetta shall pay Hadasit additional Research Payment in the amount of US $[***], payable in three equal monthly installments.

8.8 Any amount payable hereunder which has not been made upon its due date of payment, shall bear interest from the date such payment is due until the date of its actual payment, at the maximum interest charged by Bank Leumi Le Israel B.M. for unapproved overdrafts.

9.  Indemnification

9.1 Each party hereby disclaims any representations or warranties in respect of the Research, the Results, the Joint Patents and any related patents, their potential use, exploitability or that they do not infringe third party rights.

9.2 Rosetta shall indemnify and hold Hadasit, the HUH, the HMO and any of their employees, (the "Indemnitees"), harmless against and from any claim, damage or expense of any kind resulting from any use by Rosetta, or those authorized by it, will make of the Results or the Joint Patents (if any), provided that Hadasit will comply with the following terms:

9.2.1 Hadasit shall: (i) notify Rosetta in writing of any claim or action triggering an indemnification obligation under this Section 9.2 promptly after it becomes aware of the same; and (ii) provide Rosetta with such information and assistance as reasonably required in connection therewith; and (iii) enable Rosetta, at its request, to participate in and/or control any proceedings or negotiations related to such defense or settlement with its own counsel.

9.2.2 Under no circumstance shall the Indemnitees Hadasit compromise any asserted liability hereunder without the prior written consent of Rosetta.

9.2.3 Such indemnity shall not apply to claims made by third parties that the Results or Joint Patents infringe such third party's intellectual property rights.

9.3 Neither party shall be liable (whether under contract, tort (including negligence or otherwise) to the other party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from and/or related with and/or connected to this agreement even if such party is advised of the possibility of such damages.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10.  Confidentiality

10.1 Rosetta, Hadasit and the Principal Investigator have previously signed and executed a non-disclosure agreement, in the form as Annex C hereto, which forms an integral part of this Agreement (the "NDA").

10.2 It is recorded and agreed that Rosetta shall be entitled to disclose this Agreement, the Results and any other information relating to the Research and the Licensed IP, as shall be reasonably required in the scope of business, to enable a third party to perform technological due diligence examinations relating to contemplated transactions of Rosetta, in the course of Rosetta's commercialization efforts or as shall otherwise be required in order to utilize the License, as well as to its consultants and advisors (on an as-needed basis), provided that such third parties will be subject to a confidentiality undertaking not less stringent that the obligation set forth herein.

11.  Term and Termination

11.1 The term of this Agreement, including the License granted hereunder, shall commence upon the Effective Date and shall terminate on the date on which all of the Joint Patents which may be registered under the terms set forth herein shall have expired (the "Term").

11.2 If the Research does not produce any Joint Patents or Research Results with independent commercial value, then Rosetta may terminate this Agreement upon sixty (60) days notice to Hadasit. In addition, in the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach (where the breach is capable of cure) within sixty (60) days after receiving written notice thereof, the non-breaching party may terminate this Agreement immediately upon written notice.

12.  Force Majeure

Neither party shall be responsible or liable for any delay or failure in performance under this Agreement arising as a result of any occurrence or contingency beyond its reasonable control, including but not limited to, accident, act of God, acts of the public enemy, earthquake, fire, flood, explosion, strikes, riots, civil commotion, war (declared or not), requirements or acts of any government or agency thereof and judicial action. The delayed party shall send written notice of the delay and the reason therefor to the other party as soon as possible after the party delayed knew of the cause of delay in question.

13.  Miscellaneous

13.1 Assignment. No party to this Agreement shall be entitled to transfer or assign its rights or obligations under this Agreement, unless with the prior written consent of the other party, which shall not be unreasonably withheld; provided however that an assignment resulting from merger and/or acquisition of either party or a sale of the assets that are the subject of this Agreement shall not require the consent of the other party, in the event that the surviving entity is committed to such assigning party's obligations hereunder.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

13.2 No Agency. It is hereby expressly declared and agreed that this Agreement in no way establishes any principal-agent, employer-employee, or partnership relations between the parties. Nothing in this Agreement shall be construed as granting either party the power or authority to act for or on behalf of the other party, to create any undertakings on behalf of the other party, or to bind or commit the other party in respect to any such undertakings, except as set forth herein or as otherwise agreed to in writing between the parties prior to such act.

13.3 Law. This Agreement shall be governed by the laws of the State of Israel.

13.4 Mediation & Arbitration. The parties shall endeavor to equitably settle any dispute which may arise between them under or in connection to this Agreement (a "Dispute"). Any Dispute arising between the parties not amicably resolved within 15 (fifteen) days, shall be referred to independent mediation (the "Mediation") by a qualified person appointed by the parties for such purposes and failing agreement between them within a thirty day period, by the legal counsel of Rosetta and Hadasit, upon the written request of any of the parties (with a copy to the other party) (the "Mediator"). the Mediation shall be held in accordance with the provisions of Article 79C of the Courts Law - 1984. The Mediator shall try to resolve the Dispute by unanimous consent of the parties within additional 30 days and in the event the Mediator shall fail t do so the Dispute will be referred to an arbitration (the "Arbitration"), which will be conducted by the Mediator, who will serve as the arbitrator in such event. The Arbitrator shall be bound to reason his final resolution in the Arbitration and the Arbitration shall be subject to the substantive law (but not to rules of procedure and evidence).

13.5 Entire Agreement. This Agreement, including all annexes attached hereto constitutes the entire understanding of the parties and supersedes all oral or written representations or agreements, privileges or understandings between the parties, including but not limited to the Joint Research Memorandum, all of which shall become, upon signature of this Agreement, null and void.

13.6 Amendment. No modification or amendment of this Agreement may be made except in a written instrument duly signed by all parties.

13.7 Severability. If any non-material condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

13.8 Waivers. The failure at any time of either Party to enforce any of the terms or conditions or any right or to exercise any option of this Agreement will in no way be construed to be a waiver of such terms, conditions, rights or options, or in any way to affect the validity of this Agreement. A waiver by a party of any of its rights under this Agreement shall not be effective unless made by a written instrument duly signed by such party, and shall not be deemed a waiver of any other right hereunder.

13.9 Costs. Each party shall bear its own costs and expenses in connection with the negotiations and signature of this Agreement, including taxes. Stamp tax, if required, shall be shared equally by the parties.

13.10 Notices. Any notice sent by one party to the others to the addresses set forth below shall be considered as having reached its destination, if it was delivered by hand, at the time of its delivery; if it was sent by registered mail, within 96 hours from the time it was so dispatched; and if it was sent by facsimile, within 48 hours from the receipt of the confirmation of proper transmission of the notice.

If to Rosetta:	10 Plaut Street, Rehovot 76706, Israel
Fax: 972-8-9484766

If to Hadasit:	POB 12000, Jerusalem 91120, Israel
Fax: +972-2-643-7712
Attention: CEO, Copy: Legal Counsel

13.11 Notwithstanding anything to the contrary herein, Rosetta shall not use the names and/or logos of Hadasit and/or the HUH, and shall not disclose their involvement in the Research without both their prior written approval, all except for (a) references to scientific publications which are already in the public domain at the time of executing this Agreement and (b) applications for regulatory approvals to official authorities, and (c) as requested by regulatory authorities as required by law or applicable regulation. Subject to the foregoing, Rosetta shall include appropriate acknowledgement and credit to the HMO and their employees in any publication relating to the Research in whatever media, including application(s) to official authorities or presentations to potential investors.

IN WITNESS WHEREOF, the Parties have set their signatures hereunto as of the date first above written.

HADASIT RESEARCH SERVICES AND	ROSETTA GENOMICS LTD.
DEVELOPMENT LTD.

BY:	By:

Name:	Name:

Title:	Title

As to the obligations imposed on the
Principal Investigator:

______________________________
Prof. Eithan Galum

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.